Exhibit 99.1

RockTenn Reports Earnings for the Third Quarter of Fiscal 2008 of $0.49 Per Share and Record Adjusted Earnings Per Share of $0.70

NORCROSS, Ga.--(BUSINESS WIRE)--RockTenn (NYSE:RKT) today reported earnings for the quarter ended June 30, 2008 of $0.49 per diluted share. The Company’s adjusted earnings were $0.70 per diluted share, excluding specific items related primarily to the Southern Container acquisition effective March 2, 2008. Adjusted earnings per diluted share increased 9.4% over the prior year quarter adjusted earnings of $0.64 per diluted share.

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Earnings per diluted share	$0.49	$0.63	$1.40	$1.57

Acquisition bridge financing fee	—	—	0.05	—
Unamortized financing fees from prior credit facility	—	—	0.03	—
Acquisition inventory step up	0.07	—	0.18	—
Restructuring and other costs, net	0.06	0.01	0.13	0.03
Solvay mill expansion and upgrade	0.06	—	0.06	—
Operating losses of previously closed facility	0.02	—	0.02	—

Adjusted earnings per diluted share	$0.70	$0.64	$1.87	$1.60

Third Quarter Results

  Net sales of $771.0 million for the third quarter of fiscal 2008 increased $179.6 million, or 30.4%, over the third quarter of fiscal 2007 due to increased net sales in each of our segments and the Southern Container acquisition.
  Segment income increased to $67.2 million compared to $59.3 million in the prior year quarter, a 13.3% increase over the prior year quarter. Segment income, adjusted to eliminate the impact of the Southern Container acquisition inventory step up discussed below and the Solvay mill expansion was $75.2 million, up 26.8% over the prior year quarter.
  GAAP requires that an acquirer step up the value of the inventory acquired in a business combination, which in the case of finished goods approximates selling price less cost to sell. This effectively eliminates the profit that the acquired company would have realized upon the sale of that inventory. For us, this write up reduced our income for the third quarter of fiscal 2008 by $4.3 million pre-tax, or $0.07 per diluted share after-tax, as the acquired inventory was sold and charged to cost of sales.
  In June 2008, we completed the planned expansion of our Solvay containerboard mill. Costs incurred to complete the expansion reduced Corrugated Packaging segment income by $3.8 million primarily from lost production and increased maintenance costs during the shutdown.
  RockTenn’s pre-tax restructuring and other costs were $3.7 million, or $0.06 per diluted share after-tax, for the third quarter of fiscal 2008 primarily related to Southern Container pre-tax integration expenses of $1.7 million and pre-tax acquisition related deferred compensation expense (“ESU Expense”) of $2.1 million. We must record deferred compensation expense for these payments under GAAP although we have no claim to the escrowed funds. RockTenn’s pre-tax restructuring and other costs were $0.6 million, or $0.01 per diluted share after-tax, for the third quarter of fiscal 2007.

  RockTenn incurred a pre-tax operating loss of $1.0 million, aggregating $0.02 per diluted share after-tax, in the third quarter of fiscal 2008 at the Company’s previously closed Chicopee, Massachusetts folding carton facility.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “RockTenn’s record adjusted earnings reflect the continued overall improvement in our business profile resulting from our 2005 Gulf States acquisition and recent Southern Container acquisition. Earnings increases in our consumer packaging business and strong earnings accretion from the Southern Container acquisition more than offset significantly higher costs for virgin and recycled fiber, natural gas, chemicals and transportation. Our recently announced paperboard price increases and a number of recently announced recycled mill closures that total 635,000 tons, as well as easing costs for recycled fiber, bode well for growth in our fiscal 2009 earnings, to the extent we realize these price increases.”

Segment Results

Consumer Packaging Segment

Consumer Packaging segment net sales were $334.7 million in the third quarter of fiscal 2008 compared to $319.0 million in the prior year quarter, due to higher unit pricing in the fiscal 2008 quarter. Segment income increased $3.2 million over the prior year quarter to $15.6 million in the third quarter of fiscal 2008. Segment return on sales increased to 4.7% compared to 3.9% in the prior year quarter.

Paperboard and Containerboard Tons Shipped and Average Price

Total tons shipped in the third quarter of fiscal 2008 increased by 179,048 tons over the prior year quarter, which includes 174,422 tons shipped by the Solvay containerboard mill acquired in the Southern Container acquisition. Bleached paperboard and market pulp tons shipped decreased 4.3% and 4.2%, respectively, over the prior year quarter to 86,268 and 24,469 tons. The average selling price for all paperboard and containerboard grades decreased $22 per ton over the prior year quarter as higher paperboard pricing was more than offset by the effect of including the increased mix of lower priced containerboard.

Paperboard Segment

Paperboard segment net sales increased $11.0 million in the third quarter of fiscal 2008 from the prior year quarter to $238.2 million on higher selling prices and an increase in tons shipped. Average recycled fiber costs increased $21 per ton over the prior year quarter and energy increased $15 per ton of recycled paperboard. Fiber costs for bleached paperboard increased $25 per ton. Higher paperboard pricing only partially offset these cost increases resulting in lower segment income of $19.7 million compared to $32.3 million in the prior year quarter, a reduction of $36 per ton shipped.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $149.9 million over the prior year quarter to $211.0 million in the third quarter of fiscal 2008. The increase in segment net sales is due to the Southern Container acquisition and higher pricing for corrugated sheet stock and packaging. Segment income was $23.5 million in the third quarter of fiscal 2008 and $3.8 million in the prior year quarter. Segment income in the third quarter of fiscal 2008 adjusted for the step up in inventory and the Solvay mill expansion discussed above, was $31.5 million.

Merchandising Displays Segment

Merchandising Displays segment net sales increased $9.3 million, or 12.1%, over the prior year third quarter, to $86.1 million in the third quarter of fiscal 2008 on strong demand for promotional displays. Segment income decreased $2.4 million compared to the prior year quarter due to significantly higher input costs.

Cash Provided By Operating Activities

Net cash provided by operating activities in the third quarter of fiscal 2008 was $106.9 million compared to $71.8 million in the prior year quarter.

Financing and Investing Activities

During the third quarter of fiscal 2008 RockTenn decreased debt by $89.4 million. The Company’s Credit Agreement Debt/EBITDA ratio for the twelve months ended June 30, 2008 decreased to 3.92 as of June 30, 2008.

Conference Call

The Company will host a conference call to discuss its results of operations for the third quarter of fiscal 2008 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on July 29, 2008. The conference call will be webcast and can be accessed, along with a copy of this press release, at www.rocktenn.com.

About RockTenn

RockTenn is one of North America's leading manufacturers of paperboard, containerboard, packaging and merchandising displays, with annual net sales of approximately $3.0 billion. The Company operates locations in the United States, Canada, Mexico, Chile and Argentina.

Cautionary Statements

Statements herein regarding, among others, the ability to realize announced price increases, the impact of announced recycled mill closures, the easing costs for recycled fiber and our earnings growth constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; costs associated with mill closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on these estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for the Company's products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; and adverse changes in general market and industry conditions. These risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption “Business―Forward-Looking Information” and “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. The information contained in this release speaks as of the date hereof and the Company does not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

NET SALES	$771.0	$591.4	$2,053.2	$1,711.0

Cost of Goods Sold	626.3	472.2	1,675.6	1,381.8

Gross Profit	144.7	119.2	377.6	329.2
Selling, General and Administrative Expenses	85.4	65.7	225.9	190.5
Restructuring and Other Costs, net	3.7	0.6	7.5	2.3

Operating Profit	55.6	52.9	144.2	136.4
Interest Expense	(27.6)	(11.8)	(61.0)	(37.1)
Interest and Other Income (Expense), net	0.8	(1.3)	0.8	(1.1)
Equity in Income of Unconsolidated Entities	1.0	0.6	0.9	1.3
Minority Interest in Income of
Consolidated Subsidiaries	(1.7)	(0.8)	(3.8)	(3.8)

INCOME BEFORE INCOME TAXES	28.1	39.6	81.1	95.7

Income Tax Expense	(9.3)	(14.4)	(27.7)	(33.7)

NET INCOME	$18.8	$25.2	$53.4	$62.0

Weighted Average Common Shares
Outstanding-Diluted	38.4	40.1	38.2	39.6

Diluted Earnings Per Share	$0.49	$0.63	$1.40	$1.57
ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS, EXCEPT TONNAGE DATA)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

NET SALES:

Consumer Packaging Segment	$334.7	$319.0	$998.0	$934.9
Paperboard Segment	238.2	227.2	685.7	627.9
Corrugated Packaging Segment	211.0	61.1	387.6	179.8
Merchandising Displays Segment	86.1	76.8	262.4	220.3
Intersegment Eliminations	(99.0)	(92.7)	(280.5)	(251.9)

TOTAL NET SALES	$771.0	$591.4	$2,053.2	$1,711.0

SEGMENT INCOME:

Consumer Packaging Segment	$15.6	$12.4	$48.3	$37.2
Paperboard Segment	19.7	32.3	61.0	75.4
Corrugated Packaging Segment	23.5	3.8	33.0	15.7
Merchandising Displays Segment	8.4	10.8	30.1	28.1

TOTAL SEGMENT INCOME	$67.2	$59.3	$172.4	$156.4

Restructuring and Other Costs, net	(3.7)	(0.6)	(7.5)	(2.3)
Non-Allocated Expense	(6.9)	(5.2)	(19.8)	(16.4)
Interest Expense	(27.6)	(11.8)	(61.0)	(37.1)
Interest and Other Income (Expense), net	0.8	(1.3)	0.8	(1.1)
Minority Interest in Income of
Consolidated Subsidiaries	(1.7)	(0.8)	(3.8)	(3.8)

INCOME BEFORE INCOME TAXES	$28.1	$39.6	$81.1	$95.7

Recycled Paperboard Shipped (in tons)	235,871	225,135	681,955	669,611
Containerboard Shipped (in tons)	218,532	45,304	365,323	136,138
Bleached Paperboard Shipped (in tons)	86,268	90,102	250,807	246,275
Pulp Shipped (in tons)	24,469	25,551	73,499	71,095
ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18.8	$25.2	$53.4	$62.0

Items in income not affecting cash:
Depreciation and amortization	39.2	26.0	96.6	77.5
Deferred income tax expense	4.3	3.1	(0.4)	11.8
Share-based compensation expense	3.1	1.7	7.2	5.3
(Gain) loss on disposal of plant and equipment and other, net	(0.6)	(0.7)	(0.7)	0.5
Minority interest in income of consolidated subsidiaries	1.7	0.8	3.8	3.8
Equity in income of unconsolidated entities	(1.0)	(0.6)	(0.9)	(1.3)
Proceeds from (payment on) termination of cash flow interest
rate hedges	10.4	-	6.9	(0.2)
Pension funding more than expense	(1.5)	(13.0)	(9.3)	(11.2)
Impairment adjustments and other non-cash items	-	0.9	0.3	1.0
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(4.7)	(0.9)	(15.8)	(2.7)
Inventories	(3.9)	3.9	5.1	1.3
Other assets	10.3	1.5	(2.4)	(2.0)
Accounts payable	17.4	2.3	3.9	(9.6)
Income taxes payable	(1.5)	9.3	1.7	(0.4)
Accrued liabilities	14.9	12.3	(7.5)	5.2

NET CASH PROVIDED BY OPERATING ACTIVITIES	$106.9	$71.8	$141.9	$141.0

INVESTING ACTIVITIES:

Capital expenditures	(22.5)	(17.9)	(59.7)	(58.7)
Cash paid for purchase of businesses, net of cash received	(8.7)	(0.1)	(817.9)	(32.1)
Investment in unconsolidated entities	-	(0.8)	(0.2)	(9.5)
Return of capital from unconsolidated entities	0.2	2.2	0.6	6.3
Proceeds from sale of property, plant and equipment	4.1	0.3	6.3	2.6
Proceeds from property, plant and equipment insurance settlement	-	0.9	-	1.3

NET CASH USED FOR INVESTING ACTIVITIES	$(26.9)	$(15.4)	$(870.9)	$(90.1)

FINANCING ACTIVITIES:

Proceeds from issuance of notes	-	-	198.6	-
Additions to revolving credit facilities	-	14.6	202.3	46.6
Repayments of revolving credit facilities	(86.2)	(12.3)	(195.3)	(72.5)
Additions to debt	(2.0)	0.2	764.0	22.1
Repayments of debt	(0.6)	(55.4)	(169.9)	(69.8)
Debt issuance costs	0.8	-	(26.5)	-
Restricted cash and investments	0.3	-	(0.4)	-
Issuances of common stock	1.0	(0.3)	2.4	29.7
Excess tax benefits from share-based compensation	0.5	0.2	1.0	14.4
Advances from (repayments to) unconsolidated entity	(0.5)	(0.9)	0.5	(5.9)
Cash dividends paid to shareholders	(3.8)	(4.0)	(11.4)	(11.4)
Cash distributions to minority interest	(3.9)	(1.4)	(5.3)	(2.7)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$(94.4)	$(59.3)	$760.0	$(49.5)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.6)	(0.1)	(0.2)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(14.8)	$(3.5)	$30.9	$1.2

Cash and cash equivalents at beginning of period	56.6	11.6	10.9	6.9

Cash and cash equivalents at end of period	$41.8	$8.1	$41.8	$8.1

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$5.5	$1.7	$23.7	$7.8
Interest, net of amounts capitalized	14.5	6.8	41.5	35.0
ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	June 30,	March 31,	September 30,
	2008	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41.8	$56.6	$10.9
Restricted cash	7.8	8.1	-
Accounts receivable, net	296.8	292.5	230.6
Inventories	279.0	274.3	224.4
Other current assets	34.0	39.2	26.8
Assets held for sale	-	2.9	1.8

TOTAL CURRENT ASSETS	659.4	673.6	494.5

Property, plant and equipment at cost:
Land and buildings	392.5	377.6	274.8
Machinery and equipment	1,818.3	1,763.4	1,368.6
Transportation equipment	18.3	17.4	10.8
Leasehold improvements	6.9	6.8	5.9
	2,236.0	2,165.2	1,660.1
Less accumulated depreciation and amortization	(888.7)	(861.6)	(822.6)
Net property, plant and equipment	1,347.3	1,303.6	837.5
Goodwill	737.3	788.8	364.5
Intangibles, net	183.6	191.9	67.6
Investment in unconsolidated entities	31.1	30.5	28.9
Restricted cash and marketable debt securities	11.4	11.4	-
Other assets	38.4	41.5	7.7

TOTAL ASSETS	$3,008.5	$3,041.3	$1,800.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of debt	$247.2	$247.7	$46.0
Accounts payable	224.4	200.6	161.6
Accrued compensation and benefits	76.6	73.3	73.8
Other current liabilities	73.2	73.7	63.5

TOTAL CURRENT LIABILITIES	621.4	595.3	344.9

Long-term debt due after one year	1,510.8	1,599.2	667.8
Hedge adjustments resulting from terminated fair value
interest rate derivatives or swaps	7.1	7.6	8.5

TOTAL LONG-TERM DEBT	1,517.9	1,606.8	676.3

Accrued pension and other long-term benefits	36.9	39.4	47.3
Deferred income taxes	150.4	141.3	125.7
Other long-term liabilities	25.7	27.8	7.6
Minority interest	16.1	18.4	9.9

Shareholders' equity	640.1	612.3	589.0

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,008.5	$3,041.3	$1,800.7
Rock-Tenn Company Quarterly Statistics

Paperboard and Containerboard Operating Statistics

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Average Price Per Ton (a)(b)

All Tons
2006	$524	$526	$539	$561	$538
2007	558	571	588	596	578
2008	599	587	566

Tons Shipped
Recycled Paperboard (a)(c)
2006	208,325	223,469	220,596	229,086	881,476
2007	221,506	222,970	225,135	223,527	893,138
2008	217,081	229,003	235,871

Containerboard (d)
2006	44,985	45,444	44,165	47,045	181,639
2007	44,615	46,219	45,304	46,793	182,931
2008	44,699	102,092	218,532

Bleached Paperboard
2006	79,152	80,719	76,579	83,799	320,249
2007	73,968	82,205	90,102	88,730	335,005
2008	79,623	84,916	86,268

Market Pulp
2006	14,994	27,911	23,645	20,019	86,569
2007	20,883	24,661	25,551	24,787	95,882
2008	21,193	27,837	24,469

Total (a)(d)
2006	347,456	377,543	364,985	379,949	1,469,933
2007	360,972	376,055	386,092	383,837	1,506,956
2008	362,596	443,848	565,140

(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.

(b) Beginning in the second quarter of fiscal 2008, Average Price Per Ton includes coated and specialty recycled paperboard, containerboard, bleached paperboard and market pulp.

(c) Recycled paperboard tons shipped include coated and specialty paperboard.

(d) Containerboard tons shipped include corrugated medium and linerboard, which include the Solvay Mill tons beginning in March 2008.
Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Sales
2006	$301.1	$319.7	$326.2	$320.8	$1,267.8
2007	303.1	312.8	319.0	326.0	1,260.9
2008	327.3	336.0	334.7
Consumer Packaging Segment Income
2006	$6.8	$13.4	$13.2	$11.6	$45.0
2007	11.7	13.1	12.4	12.1	49.3
2008	16.3	16.4	15.6
Return On Sales
2006	2.3%	4.2%	4.0%	3.6%	3.5%
2007	3.9%	4.2%	3.9%	3.7%	3.9%
2008	5.0%	4.9%	4.7%

Paperboard Segment Sales
2006	$171.6	$188.0	$184.9	$200.6	$745.1
2007	190.3	210.4	227.2	227.5	855.4
2008	213.8	233.7	238.2
Paperboard Segment Income (Loss)
2006	$(1.2)	$14.2	$16.5	$25.3	$54.8
2007	19.7	23.4	32.3	28.3	103.7
2008	19.1	22.2	19.7
Return on Sales
2006	(0.7)%	7.6%	8.9%	12.6%	7.4%
2007	10.4%	11.1%	14.2%	12.4%	12.1%
2008	8.9%	9.5%	8.3%

Corrugated Packaging Segment Sales
2006	$44.5	$49.6	$55.8	$60.4	$210.3
2007	57.1	61.6	61.1	62.7	242.5
2008	62.4	114.2	211.0
Corrugated Packaging Segment Income
2006	$0.6	$2.6	$3.4	$4.8	$11.4
2007	6.0	5.9	3.8	3.2	18.9
2008	4.6	4.9	23.5
Return on Sales
2006	1.3%	5.2%	6.1%	7.9%	5.4%
2007	10.5%	9.6%	6.2%	5.1%	7.8%
2008	7.4%	4.3%	11.1%

Merchandising Displays Segment Sales
2006	$49.2	$55.8	$58.8	$69.4	$233.2
2007	60.9	82.6	76.8	85.5	305.8
2008	82.0	94.3	86.1
Merchandising Displays Segment Income
2006	$2.8	$3.2	$1.6	$8.8	$16.4
2007	5.1	12.2	10.8	10.6	38.7
2008	8.0	13.7	8.4
Return on Sales
2006	5.7%	5.7%	2.7%	12.7%	7.0%
2007	8.4%	14.8%	14.1%	12.4%	12.7%
2008	9.8%	14.5%	9.8%
Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income (Loss)
2006	$(9.0)	$5.2	$11.0	$21.5	$28.7
2007	15.1	21.7	25.2	19.7	81.7
2008	17.5	17.1	18.8

Diluted EPS
2006	$(0.25)	$0.14	$0.30	$0.57	$0.77
2007	0.39	0.55	0.63	0.50	2.07
2008	0.46	0.45	0.49

Depreciation & Amortization
2006	$25.8	$25.9	$26.1	$26.5	$104.3
2007	26.0	25.5	26.0	26.2	103.7
2008	25.8	31.6	39.2

Capital Expenditures
2006	$13.5	$13.6	$19.1	$18.4	$64.6
2007	17.3	23.5	17.9	19.3	78.0
2008	17.9	19.3	22.5

Non-GAAP Measures

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from terminated fair value interest rate derivatives or swaps, the balance of our cash and cash equivalents, restricted cash (which includes restricted cash and restricted cash and marketable debt securities) and certain other investments that we consider to be readily available to satisfy these debt obligations.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of “net debt” to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:

(In Millions)	June 30,	March 31,	September 30,
	2008	2008	2007

Current Portion of Debt	$247.2	$247.7	$46.0
Total Long-Term Debt	1,517.9	1,606.8	676.3
	1,765.1	1,854.5	722.3
Less: Hedge Adjustments Resulting From Terminated Fair Value Interest Rate Derivatives or Swaps
	(7.1)	(7.6)	(8.5)
	1,758.0	1,846.9	713.8
Less: Cash and Cash Equivalents	(41.8)	(56.6)	(10.9)
Less: Restricted Cash	(19.2)	(19.5)	—
Net Debt	$1,697.0	$1,770.8	$702.9

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in the Company’s Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, and charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options.

“Total Funded Debt” is calculated in accordance with the definition contained in the Company’s Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain deferred cash payments, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with Rock-Tenn’s debt covenants and borrowing capacity available under its Senior Credit Facility. Management believes that investors also use these measures to evaluate the Company’s compliance with its debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the June 30, 2008 calculation, the Company’s Leverage Ratio was 3.92 times, which compares to a maximum Leverage Ratio under the Senior Credit Facility of 5.00 times. Credit Agreement EBITDA and Total Funded Debt are not intended to be substitutes for GAAP financial measures and should not be used as such.

Set forth below is a reconciliation of Credit Agreement EBITDA to the most directly comparable GAAP measure, net income:

(In Millions)	12 Months Ended June 30, 2008

Net Income	$ 113.6
Interest Expense, net	78.7
Income Taxes	42.8
Depreciation and Amortization	151.8
Additional Permitted Charges	52.8

Credit Agreement EBITDA	$ 439.7

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:

(In Millions)	June 30,
2008

Current Portion of Debt	$247.2
Total Long-Term Debt	1,517.9
Total Debt	1,765.1
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(7.1)
Total Debt Less Hedge Adjustments	1,758.0
Less: Deferred Cash	(52.1)
Plus: Letters of Credit and Guarantees	16.0
Total Funded Debt	$1,721.9

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share.” Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and the board of directors use this information to evaluate the Company’s performance relative to other periods.

Set forth below are reconciliations of “adjusted net income” and “adjusted earnings per diluted share” to the most directly comparable GAAP measures, Net Income and Earnings per Diluted Share, respectively:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(In Millions)	2008	2007	2008	2007

Net income	$18.8	$25.2	$53.4	$62.0

Acquisition bridge financing fee	—	—	1.9	—
Unamortized financing fees from prior credit facility	—	—	1.2	—
Acquisition inventory step up	2.7	—	7.0	—
Restructuring and other costs, net	2.3	0.3	4.7	1.4
Solvay mill expansion and upgrade	2.4	—	2.4	—
Operating losses of previously closed facility	0.7	—	0.7	—

Adjusted net income	$26.9	$25.5	$71.3	$63.4

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Earnings per diluted share	$0.49	$0.63	$1.40	$1.57

Acquisition bridge financing fee	—	—	0.05	—
Unamortized financing fees from prior credit facility	—	—	0.03	—
Acquisition inventory step up	0.07	—	0.18	—
Restructuring and other costs, net	0.06	0.01	0.13	0.03
Solvay mill expansion and upgrade	0.06	—	0.06	—
Operating losses of previously closed facility	0.02	—	0.02	—

Adjusted earnings per diluted share	$0.70	$0.64	$1.87	$1.60

CONTACT:
RockTenn
John Stakel, VP Treasurer, 678-291-7900